Exhibit 15.3

April 29, 2022

To: Genetron Holdings Limited (泛生子基因(控股)有限公司)

1-2/F, Building 11, Zone 1

No.8 Life Science Parkway

Changping District, Beijing

People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the reference to our firm under the heading “Item 3. Key Information – D. Risk Factors - Risks Related to Our Business and Industry”, “Item 3. Key Information – D. Risk Factors - Risks Related to Our Corporate Structure”, “Item 4. Information on the Company – C. Organizational Structure” and “Item 10. Additional Information – E. Taxation” in Genetron Holdings Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2021, which will be filed by Genetron Holdings Limited in April 2022 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statements (No. 333-252371) on Form S-8.

We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the annual report on Form 20-F for the fiscal year ended December 31, 2021. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ SHIHUI PARTNERS

SHIHUI PARTNERS